CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Announces the Close of Its Fund’s Offering and the Acquisition of 91 Properties

New York, New York, September 28, 2012 ˗ American Realty Capital Trust III, Inc. (“ARCT III” or the “Company”) announced today that is has closed its fund, a national portfolio of single-tenant properties, net leased to investment grade and creditworthy tenants, following the successful achievement of its target equity raise of $1.5 billion.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT III said, “ARCT III is very pleased to have closed its fund in 18 months.” Mr. Schorsch added, “The Company’s acquisitions team will continue to execute its strategy while deploying the equity that ARCT III has raised. ARCT III is looking to UBS to provide it advice on possible liquidity options for the ARCT III portfolio.”

ARCT III commenced its initial public offering on March 31, 2011. As of August 31, 2012, the Company had issued the entire 150.0 million shares of common stock available in connection with its primary offering and 1.0 million shares of common stock under its distribution reinvestment plan (“DRIP”). After the Company’s board of directors approved the reallocation of the remaining 24.0 million DRIP shares to its primary offering and, in preparation for its sale of all of the shares in its primary offering, the Company registered an additional 25.0 million shares under its DRIP on August 30, 2012.
As of today, the shares in the Company’s primary offering were fully subscribed and the aggregate value of all share issuances and subscriptions outstanding was $1.7 billion based on a per share price of $10.00 (or $9.50 per share for shares issued under the DRIP).

Today, the Company also announced that, from August 21, 2012 through September 21, 2012, it closed the acquisition of 91 single-tenant, freestanding, net leased properties with approximately 0.7 million leasable square feet located in 19 states, at an aggregate purchase price of $111.7 million (exclusive of closing costs). The acquisitions increased the Company portfolio’s size, at cost, to $846.6 million, comprised of 326 properties. The acquisitions were funded with cash available from the Company’s ongoing public offering.

“These acquisitions reflect the Company’s efforts to deploy equity in line with its investment objectives,” commented Michael Weil, Jr., President and Chief Operating Officer of ARCT III. Mr. Weil also added, “These acquisitions reflect ARCT III’s dedication to providing current income to its investors as it enters its operational phase.”

ARCT III also announced today that its portfolio pipeline includes approximately $404.0 million of acquisitions under contract. Mr. Weil commented, “We continue to create a strong pipeline that is squarely in line with our investment objectives and poises us for our operational stage.”

The table below provides a summary of the 91 properties acquired by ARCT III from August 21, 2012 through September 21, 2012 and, for each tenant, includes the properties’ location, average lease term remaining at acquisition, contractual purchase price, rentable square footage, annual GAAP net operating income, average capitalization rate, and indicates whether the tenant or guarantor is investment grade:

Tenant	Number of Properties	States	Average Lease Term Remaining at Acquisition (Years)	Contract Purchase Price (millions)	Rentable Square Footage	Annual GAAP Net Operating Income (millions)	Average Capitaliz- ation Rate	Investment Grade? (Y/N)(1)
Advance Auto	3	KY, NJ and TX	11.9	$6.0	18,779	$0.4	7.5%	Y
Circle K	1	GA	10.6	$1.3	3,745	$0.1	8.4%	Y
CVS	1	NV	12.0	$5.1	12,941	$0.3	6.9%	Y
Dollar General	58	IA, IL, KS, MI, MO, MS, NM, OK, TN and TX	13.8	$62.3	535,426	$4.9	7.9%	Y
Family Dollar	5	ID, MS, NV and OH	10.3	$5.1	40,673	$0.5	9.0%	Y
FedEx	1	WV	14.9	$4.3	13,334	$0.3	7.6%	Y
Krystal	22	AL, FL, GA, MS and TN	20.0	$27.6	47,874	$2.5	9.0%	N
Total	91	19	15.0	$111.7	672,772	$9.0	8.2%

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(1)	As defined by a major credit rating agency.

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. Additional information about ARCT III can be found on its website at www.arct-3.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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